Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS STRONG THIRD QUARTER 2019 RESULTS

•	Updating Capital Expenditure Projections

•	Continuing to Advance West Texas Oil and Gas Industry and Renewable Energy Growth

•	Supporting the City of Lubbock, Texas’ Integration into ERCOT

DALLAS (November 1, 2019) — Oncor Electric Delivery Company LLC (Oncor) today reported third quarter 2019 results including net income of $263 million compared to third quarter 2018 net income of $194 million. The improved third quarter 2019 results were primarily driven by increased revenues reflecting the impacts of the assets acquired in the May 2019 InfraREIT transaction, warmer weather and customer growth as compared to the third quarter of 2018.

“We had a strong third quarter, and are very pleased with our financial performance,” said Allen Nye, Chief Executive Officer of Oncor. “We have successfully integrated the InfraREIT assets into our portfolio, and continue to focus on controlling costs and optimizing our operations to ensure that we remain among the lowest cost providers of any investor-owned utility in Texas.”

Oncor’s net income of $518 million for the nine months ended September 30, 2019 compared favorably to net income of $426 million for the nine months ended September 30, 2018. Condensed financial and operational results are provided in Tables A, B, C and D below.

Operating Highlights

Oncor serves some of the top 10 fastest growing cities and counties in the country and operates a robust capital expenditure program to meet the needs of its growing service territory. Today Oncor is updating its capital expenditure projections. Oncor and its subsidiaries now expect capital expenditures of $2.5 billion in 2020 and

-more-

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

$2.3 billion to $2.4 billion in each of the years 2021 through 2024, for an aggregate of approximately $11.9 billion in 2020-2024. These capital expenditures are expected to be used for investment in transmission and distribution infrastructure. Approximately 97% of Oncor’s capital expenditures are recoverable in rates through annual trackers.

Much of Oncor’s expected growth comes from the Dallas-Ft. Worth Metroplex and the I-35 corridor. Additionally, a significant portion of Oncor’s capital expenditures are expected to be invested in transmission infrastructure to support the West Texas oil and gas industry as well as renewable energy growth in ERCOT. In the Delaware Basin region, Oncor’s fastest growing area in the Permian Basin, Oncor expects to invest more than $700 million in new projects, including an estimated 300 miles of new transmission lines, dynamic reactive devices and associated station work. These projects have estimated in-service dates of 2020 and 2021. These investments are expected to create a pathway for potential further renewable generation growth and penetration in the region.

In addition, Oncor is supporting the integration of the City of Lubbock, Texas into the ERCOT market with an estimated $400 million joint project with Lubbock Power & Light (LP&L), with costs and transmission assets to ultimately be split by Oncor and LP&L. This joint project involves the build out of transmission lines and associated station work, consisting of approximately 175 miles of greenfield 345kV and 115kV transmission lines and a mixture of new and expanded HV switching stations in the Lubbock and surrounding Texas panhandle areas. The project with LP&L was acquired as part of Oncor’s acquisition of InfraREIT and its subsidiaries. The acquisition of InfraREIT expanded Oncor’s existing footprint in Texas by adding various electricity transmission and distribution assets and projects in the north, central, west and panhandle regions of Texas.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. (Eastern Time) with senior management of Sempra Energy, which will include discussion of third quarter 2019 results and other information relating to Oncor. Access is available by logging onto Sempra Energy’s website, www.sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to obtain access to the live webcast, it will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 6278133.

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will be available on Oncor’s website, www.oncor.com.

-more-

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three and Nine Months Ended September 30, 2019 and 2018; $ millions

	Q3 ‘19	Q3 ‘18	YTD ‘19	YTD ‘18
Operating revenues	$1,211	$1,095	$3,268	$3,106

Operating expenses:
Wholesale transmission service	245	237	759	719
Operation and maintenance	222	214	647	636
Depreciation and amortization	186	169	536	503
Provision in lieu of income taxes	55	54	111	134
Taxes other than amounts related to income taxes	134	128	377	374

Total operating expenses	842	802	2,430	2,366

Operating income	369	293	838	740
Other deductions and (income) - net	14	13	56	63
Nonoperating benefit in lieu of income taxes	(5)	(3)	(12)	(13)
Interest expense and related charges	97	89	276	264

Net income	$263	$194	$518	$426

-more-

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Nine Months Ended September 30, 2019 and 2018; $ millions

	YTD ‘19	YTD ‘18
Cash flows — operating activities:
Net income	$518	$426
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	599	589
Provision in lieu of deferred income taxes	40	37
Other – net	(2)	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(58)	130
Other operating assets and liabilities	(323)	(100)

Cash provided by operating activities	774	1,081

Cash flows — financing activities:
Issuances of long-term debt	2,460	800
Repayment of long-term debt	(742)	(825)
Proceeds of business acquisition bridge loan	600	—
Repayment of business acquisition bridge loan	(600)	—
Payment of acquired entity credit facilities	(114)	—
Net change in short-term borrowings	(813)	149
Capital contributions from members	1,540	144
Distributions to members	(213)	(30)
Debt discount, premium, financing and reacquisition costs – net	(41)	(9)

Cash provided by financing activities	2,077	229

Cash flows — investing activities:
Capital expenditures	(1,539)	(1,345)
Business acquisition	(1,324)	—
Other – net	19	15

Cash used in investing activities	(2,844)	(1,330)

Net change in cash and cash equivalents	7	(20)
Cash and cash equivalents — beginning balance	3	21

Cash and cash equivalents — ending balance	$10	$1

-more-

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At September 30, 2019 and December 31, 2018; $ millions

	At 9/30/19	At 12/31/18
ASSETS
Current assets:
Cash and cash equivalents	$10	$3
Trade accounts receivable – net	784	559
Materials and supplies inventories — at average cost	150	116
Prepayments and other current assets	96	94

Total current assets	1,040	772
Investments and other property	127	120
Property, plant and equipment – net	18,973	16,090
Goodwill	4,739	4,064
Regulatory assets	1,765	1,691
Operating lease ROU and other assets	100	15

Total assets	$26,744	$22,752

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$813
Long-term debt due currently	485	600
Trade accounts payable	353	300
Amounts payable to members related to income taxes	29	26
Accrued taxes other than amounts related to income	191	199
Accrued interest	95	68
Operating lease and other current liabilities	213	209

Total current liabilities	1,366	2,215
Long-term debt, less amounts due currently	8,491	5,835
Liability in lieu of deferred income taxes	1,791	1,602
Regulatory liabilities	2,780	2,697
Employee benefit, operating lease and other obligations	2,005	1,943

Total liabilities	16,433	14,292

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2019 and 2018 – 635,000,000	10,472	8,624
Accumulated other comprehensive loss	(161)	(164)

Total membership interests	10,311	8,460

Total liabilities and membership interests	$26,744	$22,752

-more-

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Nine Months Ended September 30, 2019 and 2018; mixed measures

	Q3 ‘19	Q3 ‘18	YTD ‘19	YTD ‘18
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	15,588	14,486	35,778	36,310
Commercial, industrial, small business and other	25,246	23,677	66,684	63,946

Total electric energy volumes	40,834	38,163	102,462	100,256

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			89.0	94.0
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.4
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			68.7	69.5
Electricity distribution points of delivery (based on number of active meters)			3,673	3,607

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended September 30, 2019 and 2018 data.

***

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.6 million homes and businesses and operating more than 138,500 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

***

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial restrictions under our revolving credit facility, term loan credit agreements, note purchase agreements, and indentures governing our debt instruments; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

-END-